Exhibit 4.3

[FORM OF FACE OF NOTE]

[Applicable Restricted Notes Legend]
[Depository Legend, if applicable]

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No. [ ]	Principal Amount $[ ],

as revised by the Schedule of Increases
or Decreases in the Global Note attached hereto

CUSIP NO.
ISIN NO.

AMERICAN AXLE & MANUFACTURING, INC.

6.375% Senior Secured Note due 2032

American Axle & Manufacturing, Inc., a Delaware corporation, promises to pay to [                             ], or registered assigns, the initial principal amount set forth on the Schedule of Increases or Decreases in the Global Note attached hereto, as revised by the Schedule of Increases or Decreases in the Global Note attached hereto, on October 15, 2032.

Interest Payment Dates: April 15 and October 15.

Record Dates: April 1 and October 1.

Additional provisions of this Note are set forth on the other side of this Note.

American axle & manufacturing, Inc.,

by

Name:
Title:

by

Name:
Title:

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trustee’s certificate of authentication U.S. Bank TRUST COMPANY, national association as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:

Authorized Signatory	Date:

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[FORM OF REVERSE SIDE OF NOTE]

6.375% Senior Secured Note due 2032

1. Interest

American Axle & Manufacturing, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. Interest (including post-petition interest on any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) will accrue at a rate equal to the then applicable interest rate on the Notes to the extent lawful. Interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal will accrue at a rate equal to the then applicable interest rate on the Notes to the extent lawful. The Issuer shall pay interest semiannually in arrears on April 15 and October 15 of each year, with the first interest payment to be made on April 15, 2026. Interest on the Notes shall accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from October 3, 2025. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest. The Issuer shall pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the April 1 and October 1 next preceding the Interest Payment Date even if Notes are cancelled, repurchased or redeemed after the Record Date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by the transfer of immediately available funds to the accounts specified by the Depositary. The Issuer shall make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof.

3. Paying Agent and Registrar

Initially, U.S. Bank Trust Company, National Association, duly organized and existing under the laws of the United States of America and having a corporate trust office at 535 Griswold Street, Suite 550, Detroit, MI 48226 (“Trustee”), shall act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder. The Issuer or any of its domestically incorporated Wholly-Owned Restricted Subsidiaries may act as Paying Agent, Registrar or co-registrar.

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4. Indenture

The Issuer issued the Notes under an Indenture dated as of October 3, 2025 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuer, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior secured obligations of the Issuer. This Note is one of the 6.375% Senior Secured Notes due 2032 referred to in the Indenture. The Notes include (i) the Initial Notes and (ii) if and when issued, any Additional Notes.

5. Guarantee

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Issuer under the Indenture, the Notes and the Collateral Documents when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have unconditionally guaranteed (and future guarantors, together with the Guarantors, shall unconditionally Guarantee), jointly and severally, such obligations on a senior, secured basis pursuant to the terms of the Indenture.

6. Security

The Initial Notes and Additional Notes are treated as a single class of securities under the Indenture and shall be secured by first-priority Liens and security interests, subject to Permitted Liens and certain other exceptions, in the Collateral on the terms and conditions set forth in the Indenture and the Collateral Documents. The Notes Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the Collateral Documents. Each Holder, by accepting this Note, is deemed to have authorized and directed the Trustee and the Notes Collateral Agent to enter into the Collateral Documents as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and to perform their obligations and exercise their rights thereunder in accordance therewith.

7. Redemption

(a) At any time prior to October 15, 2028, the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date (subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date). The Company shall calculate the Applicable Premium and the Trustee shall have no duty to confirm or verify such calculation.

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(c)  On or after October 15, 2028, the Issuer will be entitled to redeem all or a portion of the Notes at the following redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on October 15 of the years set forth below:

Period	Redemption Price
2028	103.188%
2029	101.594%
2030 and thereafter	100.000%

(d)  On or prior to October 15, 2028, the Issuer may on any one or more occasions redeem up to 40% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with an amount of cash not greater than the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 106.375% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date (subject to the right of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided that

(i) at least 60% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(ii) the redemption occurs within 90 days after the closing of such Equity Offering.

Notice of any redemption pursuant to clause (d) may be given prior to the completion of such Equity Offering.

Any redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

(e)  Any redemption pursuant to clauses (a) through (d) of this paragraph 7 shall be made pursuant to the provisions of Sections 5.1 through 5.7 of the Indenture.

(f)  The Notes are subject to Special Mandatory Redemption provisions as provided in Section 5.8 of the Indenture.

8. Put Provisions

(a)  If a Change of Control occurs, unless the Issuer has exercised its right to redeem all of the Notes under Section 5.1 of the Indenture, each Holder shall have the right to require the Issuer to repurchase all or any part (in integral multiples of $1,000 except that no Note may be tendered in part if the remaining principal amount would be less than $2,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest thereon, if any, to but excluding the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date) as provided in, and subject to the terms of, the Indenture.

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(b)  In the event of an Asset Disposition that requires the purchase of Notes pursuant to Section 3.7(c) of the Indenture, the Issuer shall be required to make an offer to purchase, on a pro rata basis, Notes from all Holders and, if the Issuer elects, to purchase other First Lien Obligations from the holders thereof, in an aggregate principal amount equal to the amount of Excess Proceeds. The offer price in any Asset Disposition Offer will be equal to 100% of the principal amount (or, if different, the accreted value) of the applicable Indebtedness, plus accrued and unpaid interest, if any, to the date of purchase (subject to the rights of Holders of record on any Record Date to receive payments of interest on the related Interest Payment Date), and will be payable in cash. Holders of Notes that are the subject of an offer to purchase will receive an Asset Disposition Offer from the Issuer prior to any related purchase date and may elect to have such Note purchased pursuant to such offer by completing the form entitled “Option of Holder To Elect Purchase” attached hereto, or transferring its interest in such Note by book-entry transfer, to the Issuer or a Paying Agent at the address specified in the notice at least three Business Days before the Asset Disposition Purchase Date.

9. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of principal amount of $2,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes for a period beginning 15 Business Days before an Interest Payment Date and ending on such Interest Payment Date.

10. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11. Unclaimed Money

If money for the payment of the principal of or premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its request unless an abandoned property law designates another person. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment.

12. Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

13. Amendment; Waiver

The Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Escrow Agreement may be amended or supplemented, and past defaults or non-compliance with the provisions of the Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Escrow Agreement may be waived, in each case, under certain circumstances as described in the Indenture.

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14. Defaults and Remedies

If an Event of Default occurs and is continuing, the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes then outstanding may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security reasonably satisfactory to it. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

15. Trustee Dealings with the Issuer

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

16. No Recourse Against Others

A director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor shall not have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Indenture, the Note Guarantees, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

17. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) signs the certificate of authentication on the other side of this Note manually, by facsimile or by electronic transmission.

18. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

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19. CUSIP Numbers and ISINs

The Issuer has caused CUSIP numbers and ISINs to be printed on the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

20. Successor Entity

When a successor entity assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes and the Indenture, and immediately before and thereafter no Default or Event of Default exists and all other conditions of the Indenture are satisfied, the predecessor entity will be released from those obligations.

21. Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuer shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

American Axle & Manufacturing, Inc.
One Dauch Drive
Detroit, Michigan 48211
Attention: General Counsel

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint _________________ agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature
Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) must be guaranteed by an eligible guarantor institution meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Dated:	NOTICE: To be executed by an executive officer

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[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE

The initial principal amount of the Note shall be $ [______]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 3.7 or 3.9 of the Indenture, check the box:

☐	☐
3.7	3.9

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.7 or 3.9 of the Indenture, state the amount in principal amount (must be in denominations of integral multiples of $1,000): $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended. .

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